Exhibit 99.(g)

SIGNALRANK CORPORATION

Investment Management Agreement

THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made as of August 4, 2026 (the “Effective Date”), by and between SignalRank Corporation, a Maryland corporation (hereinafter called the “Company”), and SignalRank AI Corp, a Delaware corporation (hereinafter called the “Manager”).

WITNESSETH:

WHEREAS, the Company is a private fund relying on an exemption from registration provided by Regulation D promulgated under the Securities Act of 1933, as amended;

WHEREAS, the Manager is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor;

WHEREAS, the Manager (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) or if not registered under the Investment Advisers Act, then it is registered under the state securities acts in the states where it does business as an investment adviser or is otherwise exempt from such registration, and (ii) has made such regulatory filings and obtained such regulatory approvals in each state in which the Manager is required to make such filings or obtain such approvals;

WHEREAS, the Company intends to register as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, if not currently registered under the Investment Advisers Act, the Manager shall be registered as an investment adviser under the Investment Advisers Act by the time the Company registers under the 1940 Act;

WHEREAS, the Company desires to retain the Manager to render advice and services to the Company pursuant to the terms and provisions of this Agreement, and the Manager is interested in furnishing said advice and services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.            Appointment of Manager. The Company hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and management services with respect to the assets of the Company for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Company’s Board of Directors (the “Board”).

2.            Duties of Manager.

(a)            General Duties. The Manager shall act as investment manager to the Company and shall supervise investments of the Company in accordance with the investment objectives, programs and restrictions of the Company as provided in the Company’s governing documents, including, without limitation, the Company’s Articles of Incorporation and Bylaws, or otherwise, and such other limitations as the Board may impose from time to time in writing to the Manager. Without limiting the generality of the foregoing, the Manager shall: (i) furnish the Company with advice and recommendations with respect to the investment of the Company’s assets and the purchase and sale of portfolio securities for the Company, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Company with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Board may reasonably request; (iii) manage the investments of the Company, subject to the ultimate supervision and direction of the Board; (iv) provide persons satisfactory to the Board to act as officers and employees of the Company (such officers and employees, as well as certain directors, may be directors, officers, partners, or employees of the Manager or its affiliates); and (v) render to the Board such periodic and special reports with respect to the Company’s investment activities as the Board may reasonably request.

(b)            Brokerage. The Manager will not typically use a broker or dealer, but if a broker or dealer is required to effectuate a transaction on behalf of the Company, the Manager will engage one as described below. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Manager will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Manager will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Manager may select brokers on the basis of the research, statistical and pricing services they provide to the Company and other clients of the Manager. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Manager hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Manager determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Manager to the Company and its other clients and that the total commissions paid by the Company will be reasonable in relation to the benefits to the Company over the long term, subject to review by the Board from time to time with respect to the extent and continuation of such practice to determine whether the Company benefits, directly or indirectly, from such practice.

(c)            Administrative Services. The Manager shall oversee the administration of the Company’s business and affairs, although the provision of administrative services, to the extent not covered by subparagraphs (a) or (b) above, is not the obligation of the Manager under this Agreement. Notwithstanding any other provisions of this Agreement, the Manager shall be entitled to reimbursement from the Company for all or a portion of the reasonable costs and expenses, including salary, associated with the provision by Manager of personnel to render administrative services to the Company.

(d)            SignalRank System. The Manager shall, at its sole cost and expense, provide, operate, fund, and continuously improve and maintain a data and analytics system used to implement the Company’s strategy (the “SignalRank System”), which shall constitute the Manager’s own operating infrastructure. The Manager hereby grants the Company a license to use the SignalRank System that is non-exclusive generally but exclusive to the Company within the Field of Use. For purposes of this Agreement, “Field of Use” means the selection of the top 10% of Series B-stage companies for pro-rata or other follow-on investment from the SignalRank System, for the Company to implement its investment strategy. For the avoidance of doubt, all portfolio, holdings and transaction data specific to the Company, and all books and records required to be maintained on the Company’s behalf, shall remain the property of the Company, notwithstanding the Manager’s ownership of the SignalRank System, and the Manager shall take all commercially reasonable actions to effect the Company’s access and ownership rights.

(e)            Termination of License. The license granted under Section 2(d) is personal to the Company and effective only during the term of this Agreement. Upon any expiration or termination of this Agreement, or any change of manager of the Company to any party other than the Manager, the license shall terminate, except that the Manager shall grant the Company a non-exclusive, royalty-free wind-down license, solely within the Field of Use and solely to manage the Company’s then-existing portfolio positions, for a period of one hundred twenty (120) days following the termination of the Agreement, after which all rights in the SignalRank System (including within the Field of Use) shall revert to and remain solely with the Manager. Notwithstanding the foregoing, if this Agreement is terminated by the Company as a result of the termination of the Manager by the Company for cause (as determined by a majority of the directors who are not interested persons, including by reason of the Manager’s material uncured breach, fraud, or gross negligence), the Company shall retain a non-exclusive, royalty-free license within the Field of Use for so long as reasonably necessary to continue managing the Company’s portfolio, in order to protect the Company’s investors. This Section 2(e) shall survive the termination of this Agreement.

3.            Best Efforts and Judgment. The Manager shall use its best judgment and efforts in rendering the advice and services to the Company as contemplated by this Agreement.

4.            Independent Contractor. The Manager shall, for all purposes herein, be deemed to be an independent contractor and shall not be deemed an employee, partner, joint venturer, or agent of the Company, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Company in any way, to bind the Company or incur obligations on its behalf, or in any way be deemed an agent for the Company. The Manager shall be solely responsible for determining the method, details and means of performing the services hereunder. As further provided in Section 7, the Manager shall (i) be solely responsible for all federal, state, and local taxes, contributions, and filings arising from the compensation paid to the Manager under this Agreement, and (ii) supply all equipment and materials necessary to perform the services to the Company under this Agreement unless otherwise agreed in writing. It is expressly understood and agreed that the services to be rendered by the Manager to the Company under the provisions of this Agreement are not to be deemed exclusive, except as provided herein, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired or delayed thereby.

5.            Manager’s Personnel. The Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager or the Board may desire and reasonably request.

6.            Reports by Company to Manager. The Company will from time to time furnish to the Manager detailed statements of its investments and assets, and information as to its investment objectives and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to the Company’s investments as may be in its possession or available to it, together with such other information as the Manager may reasonably request.

7.            Expenses.

(a)            With respect to the operation of the Company, the Manager is responsible for (i) the compensation of any of the Company’s directors, officers, and employees who are affiliates of the Manager (but not the compensation of employees performing services in connection with expenses which are the Company’s responsibility under Subparagraph 7(b) below), (ii) providing office space and equipment reasonably necessary for the operation of the Company, and (iii) all costs and personnel-related expenses for maintaining the SignalRank System.

(b)            The Company is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 7(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; any applicable administrative agent fees or loan arranging fees incurred with respect to the Company’s portfolio investments by the Manager, the administrator or an affiliate thereof; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Company, including all fees and expenses of its custodian, stockholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its net asset value and of maintaining its books of account required under the 1940 Act; exchange listing fees; taxes, if any; expenditures in connection with meetings of the Company’s stockholders and Board that are properly payable by the Company; salaries and expenses of officers and fees and expenses of directors or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Manager; expenses of the Manager or of the Company’s directors, officers, and employees, including those who are affiliates of the Manager, reasonably incurred in connection with arranging, structuring or administering proposed and existing investments for the Company, which may be allocated to the Company on an equitable basis; insurance premiums on property or personnel of the Company which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Company or other communications for distribution to existing stockholders; expenses associated with borrowing or leverage by the Company; marketing, advertising and public/investor relations expenses; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing stockholder accounts, including all charges for transfer, stockholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Company, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c)            To the extent the Manager incurs any costs by assuming expenses which are an obligation of the Company as set forth herein, the Company shall promptly reimburse the Manager for such costs and expenses, except to the extent the Manager has otherwise agreed to bear such expenses. To the extent the services for which the Company is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the Company to the extent of the Manager’s actual costs for providing such services.

8.            Investment Advisory and Management Fee.

(a)            The Company shall pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management and advisory services furnished or provided to the Company pursuant to this Agreement, a management fee, computed and paid quarterly at a quarterly rate of 0.625% (equivalent to an annual rate of 2.50%) of the Company’s AUM (as defined below) determined as of the applicable Valuation Date (as defined below).

(b)            For purposes of this Agreement, (i) “AUM” means, as of the applicable Valuation Date, the net asset value of the Company, comprising of the fair value of the Company’s portfolio of equity investments and the Company’s cash and cash equivalents, less the Company’s total liabilities (including accrued but unpaid expenses and any borrowings), in each case determined in accordance with the valuation procedures adopted by the Board, and (ii) “Valuation Date” means the first business day of each calendar quarter. For the avoidance of doubt, the management fee charged by the Manager in a quarter shall be payable by the Company in advance within ten (10) business days following the Valuation Date of such quarter, and the AUM as of such Valuation Date shall be determined before the deduction of such management fee to be paid out in such quarter. The AUM for the period commencing from the Effective Date and ending on the last day of the calendar quarter in which the Effective Date sets shall be determined as of the Effective Date and the amount of management fee payable to the Manager for such period shall be prorated for the days remaining in such quarter. If this Agreement terminates other than at a quarter-end, the management fee for the last partial calendar quarter in which this Agreement remains effective shall be prorated, and any prepaid, unearned portion shall be promptly refunded to the Company.

(c)            The management fee may be amended in writing from time to time by the Company and the Manager.

(d)            The Manager may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Company under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Manager hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a quarterly basis. Any fee withheld pursuant to this paragraph from the Manager shall be reimbursed by the Company to the Manager in the first, second or third (or any combination thereof) fiscal year next succeeding the fiscal year of the reduction to the extent approved by the Company’s disinterested directors. The Manager may not request or receive reimbursement for prior reductions or reimbursements before payment of the Company’s operating expenses for the current year and cannot cause the Company to exceed any more restrictive limitation to which the Manager has agreed in making such reimbursement.

(e)            The Manager may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Company. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Manager hereunder.

9.            Conflicts with Company’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Articles of Incorporation, Bylaws, or any applicable statute or regulation, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

10.          Manager’s Liabilities.

(a)            In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Company or to any stockholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Company.

(b)            The Company shall indemnify and hold harmless the Manager and the directors, stockholders, officers and employees of the Manager (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, fraud or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(c)            No provision of this Agreement shall be construed to protect any director or officer of the Company, or officer of the Manager (or its directors), from liability in violation of Sections 17(h) and (i) of the 1940 Act.

(d)            The Manager shall indemnify and hold harmless the Company and its directors, officers, employees and agents against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending the same and reasonable counsel fees) arising out of (i) any claim that the SignalRank System, or any data, models, methodologies or algorithms provided or used by the Manager in performing services hereunder, infringes or misappropriates the intellectual property or other rights of any third party, or that the Manager does not own or hold sufficient rights to provide and license the same to the Company as contemplated by this Agreement; and (ii) any claim by or on behalf of the Manager’s own directors, officers, employees, agents or affiliates arising out of the Manager’s internal affairs; provided, however, that the Manager shall not be liable to the extent any such loss results from the Company’s own willful misfeasance, bad faith, fraud, gross negligence or reckless disregard of its obligations hereunder.

11.          Non-Exclusivity. The Company’s employment of the Manager is not an exclusive arrangement, and the Company may from time to time employ other individuals or entities to furnish it with the services provided for herein, except with respect to the Company’s exclusive Field of Use of the SignalRank System pursuant to Section 2(d) above.

12.          Consent To The Use Of Name. The Manager hereby consents to the use by the Company of the name “SignalRank” as part of the Company’s name; provided, however, that such consent shall be conditioned upon the employment of the Manager as the investment adviser of the Company, and the Company’s right to use the name “SignalRank” (including the domain name signalrank.com) for any purposes shall automatically terminate and be of no further force or effect upon any expiration or termination of this Agreement, or any change of manager of the Company to any party other than the Manager, provided that the Company may continue to use the name “SignalRank” for a wind-down period of ninety (90) days following such termination or change of manager solely to effect an orderly transition. The name “SignalRank” or any variation thereof (including the domain name signalrank.com) may be used from time to time in other connections and for other purposes by the Manager and other investment companies that have obtained consent from the Manager to the use of the name “SignalRank.” Future names adopted by the Company for itself, insofar as such names include identifying words requiring the consent of the Manager, shall be the property of the Manager and shall be subject to the same terms and conditions.

13.          Term. The Company agrees that it shall seek the approval of this Agreement by a vote of a majority of the outstanding voting securities of the Company at a meeting called for the purpose of voting on such approval promptly before the Company’s registration as a closed-end management investment company under the 1940 Act. This Agreement shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved by the Company at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of the Company and (ii) if the Company has then been registered as a closed-end management investment company under the 1940 Act, the vote of a majority of the directors who are not parties to this Agreement nor interested persons thereof (other than as directors of the Company), cast in person at a meeting called for the purpose of voting on such approval.

14.          Termination. This Agreement may be terminated by the Company at any time without payment of any penalty, by the Board or by the vote of a majority of the outstanding voting securities of the Company, upon sixty (60) days’ written notice to the Manager, and by the Manager upon sixty (60) days’ written notice to the Company.

15.          Termination by Assignment. This Agreement shall terminate automatically in the event of any assignment thereof, within the meaning of the 1940 Act.

16.          Notice of Limited Liability. The Manager agrees that the Company’s obligations under this Agreement shall be limited to the Company and to its assets, and that the Manager shall not seek satisfaction of any such obligation from the stockholders of the Company nor from any director, officer, employee or agent of the Company.

17.          Amendment. No amendment of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

18.          Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

19.          Definitions. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

20.          Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

21.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act and any rules and regulations promulgated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year written on the first page of this Agreement.

SIGNALRANK CORPORATION	SIGNALRANK AI CORP

By:	By:
Name: Keith Teare	Name: Matt Melkonian
Title: Chief Executive Officer	Title: Chief Financial Officer